Exhibit 99.1

FOR IMMEDIATE RELEASE

Equinox Fund Management, LLC Appoints New Member to Executive Committee

Denver, Colorado – Equinox Fund Management, LLC (“Equinox”), a commodity pool operator and sponsor of The Frontier Fund, announces the appointment of Ajay Dravid, Ph.D. to its Executive Committee. The Frontier Fund is a public managed futures fund with a family of products available to retail investors. The Fund carries a low minimum investment requirement ($1,000 in most states) and features daily liquidity.

Dr. Dravid replaces John R. Zumbrunn, Ph.D., who served on the Executive Committee from August 2003 through March 20, 2009. Dr. Zumbrunn retired from his post in order to dedicate himself more fully to his private investment advisory and consulting practices.

Dr. Dravid has more than 25 years of experience in financial services and academia. He is an Adjunct Professor of Finance at the Fox School of Business, Temple University, and has also taught MBA and Executive MBA courses at Columbia University, NYU, and Villanova University. He is a member of the Advisory Board of Bridgehampton Capital Management, a hedge fund company.

From 2004 through 2006, Dr. Dravid was President of Saranac Capital Management, a separate entity spun-out from Citigroup Alternative Investments to manage more than $3 billion in hedge fund assets. From 1993 to 2004, Dr. Dravid helped to build and manage the hedge fund businesses and platforms at Salomon Brothers Asset Management (and its successors, Citigroup Asset Management and Citigroup Alternative Investments). He was involved in the structuring and marketing of funds, portfolio management, quantitative analysis, risk management, and client service. Between 1988 and 1993, he was an Assistant Professor of Finance at the Wharton School. Prior to 1988, he worked as a Financial Analyst and Management Accountant for several large manufacturing corporations in India and Dubai.

Dr. Dravid holds an MA in Physics from SUNY at Stony Brook, an MBA from the University of Rochester, and a PhD in Business from Stanford University.

“We are extremely pleased that Ajay Dravid has joined the Executive Committee,” stated Robert J. Enck, President and Chief Executive Officer. “We thank John Zumbrunn for his excellent years of service, and for the invaluable guidance he has provided to The Frontier Fund in its development as one of the foremost public managed futures funds. We believe that Dr. Dravid is joining Equinox and The Frontier Fund at a very promising point, and look forward to his insight and his sage, professional counsel.”

The Frontier Fund

The Frontier Fund is a family of public managed futures funds with more than $650 million in assets under management as of March 13, 2009, a new milestone. As a public managed futures fund, The Frontier Fund is regulated by the SEC, the NFA and FINRA. The Fund is subject to public reporting requirements, and operates trading activity in separate, segregated accounts.

The Frontier Fund is the only public managed futures fund to offer daily liquidity. Other Fund features include no-cost switching among its family of eight* product offerings, low minimums, and low correlation to stocks and bonds.

The Frontier Fund is publicly available to non-accredited investors in most states. The Fund is accessible through many of the largest and most prominent Broker Dealers, as well as through Registered Investment Advisers, and is on several institutional platforms.

For more information, please contact:

Robert J. Enck

Equinox Fund Management, LLC

303-572-1000

www.thefrontierfund.com

benck@equinoxllc.com

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

This is not an offer to sell or a solicitation of an offer to buy interests in The Frontier Fund or any other security. Such offer can be made only by Prospectus, which is available upon request.

Opinions expressed herein are current opinions as of the date appearing in this material only. Equinox Fund Management, LLC, The Frontier Fund and their affiliates do not warrant the information provided in this presentation. While reliable methods were used to obtain information for this presentation, there can be no guarantee of the information for accuracy or reliability. In no event should anything contained herein be construed as an express or implied promise, guarantee or implication by Equinox, the Fund or its affiliates that investment objectives will be met, that they will be profitable, or that they will be able to avoid losses.

* There are currently eight series, seven of which are open to new investment. The Series of The Frontier Fund are sold exclusively through FINRA-member firms. Please see the Prospectus for further details.